Exhibit 99.1

Contact: Scott Solomon
Vice President
Sharon Merrill Associates, Inc.
Phone: (617) 542-5300
CYNO@investorrelations.com

NEWS RELEASE

Cynosure Reports Financial Results for the Second Quarter of 2010

•	North America, Asia Pacific Help Drive Sequential Revenue Increase of 14 Percent

•	Company Exits Quarter with Record Cash and Investments of $96.1 Million

•	Cynosure on Track to Reach Targeted Expense Savings in 2010

Westford, Mass., July 27, 2010: Cynosure, Inc. (NASDAQ: CYNO) today announced second-quarter financial results for the three months ended June 30, 2010.

Revenues for the second quarter of 2010 improved to $21.5 million from $20.8 million in the comparable period of 2009, and grew sequentially $2.6 million from $18.9 million in the first quarter of 2010.

Net loss for the second quarter of 2010 narrowed to $1.5 million, or $0.12 per basic and diluted share, from a net loss of $2.3 million, or $0.18 per basic and diluted share, for the same quarter a year ago.

The company’s net loss for the second quarter of 2010 included an income tax provision of $0.1 million, compared with an income tax benefit of $1.3 million recorded in the second quarter of 2009. The change from a benefit to a provision in the 2010 period is a result of the company’s establishment of a valuation allowance in the fourth quarter of 2009 against the company’s net domestic deferred tax assets and taxable income generated in foreign jurisdictions. Additionally, in the second quarter of 2010 the company recorded a foreign exchange loss of $0.5 million, or $0.04 per share, compared with a foreign exchange gain of $0.4 million, or $0.03 per share, recorded in the second quarter of 2009.

Driven primarily by operating expense savings, the company lowered its loss from operations in the second quarter of 2010 to $0.9 million, which included stock-based compensation of $1.2 million. This compares with a loss from operations in the second quarter of 2009 of $4.1 million, which included stock-based compensation of $1.8 million.

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CYNOSURE Q2 2010 FINANCIAL RESULTS	PAGE 2

“Revenues increased 14 percent sequentially in the second quarter, as sales of North American laser products reached their highest level in the past six quarters,” said Michael Davin, Cynosure’s President and Chief Executive Officer. “On the international front, our Asia Pacific region posted another double-digit percentage increase, led by our subsidiaries in China and Korea, where our Accolade workstation for pigmented lesions is performing well. While access to credit remains challenging for aesthetic practitioners in the U.S., we are encouraged about the momentum of our business exiting the first half of 2010.”

Gross profit for the second quarter of 2010 was $12.4 million, or 57.8 percent of revenue, compared with 58.0 percent of revenue for the same period in 2009 and 57.2 percent of revenue for the first quarter of 2010.

Total operating expenses for the second quarter of 2010 decreased $2.8 million, or 18 percent, to $13.3 million from $16.1 million for the same period of 2009. Through the first six months of 2010, total operating expenses were $26.7 million, down $5.6 million compared with $32.3 million for the comparable period of 2009.

“We have continued to efficiently reduce operating expenses while maintaining our focus on distribution and technology development,” Davin said. “At the mid-point of the year, we are already on track to achieve our goal of lowering annualized operating expense by $5 million to $7 million this year compared to 2009. At the same time, our balance sheet has never been stronger. At June 30, our cash, marketable securities and investments balance totaled $96.1 million, up approximately $4 million from the end of 2009.”

Market Outlook

“While we would expect to see the traditional seasonal pullback in business in the third quarter, we begin the second half of 2010 with positive financial and operational momentum,” Davin said. “We have navigated what has been a long and difficult period for our industry with our core competencies and financial strength intact. Despite the lingering economic challenges affecting our industry, revenues through the first half of the year are up 13 percent from the same period in 2009, and pricing has remained stable. These achievements are largely the result of our ability to effectively convey the value proposition of Cynosure technology through our strong global distribution network.”

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CYNOSURE Q2 2010 FINANCIAL RESULTS	PAGE 3

Second-Quarter Financial Results Conference Call

Cynosure will host a conference call for investors at 9:00 a.m. ET today. On the call, Michael Davin and Timothy Baker, the company’s Executive Vice President and Chief Financial Officer, will discuss the company’s financial results and provide a business overview. Those who wish to listen to the conference call webcast should visit the “Investor Relations” section of the company’s website at www.cynosure.com. The live call can also be accessed by dialing (877) 709-8155 or (201) 689-8881. If you are unable to listen to the live call, the webcast will be archived on the company’s website.

About Cynosure, Inc.

Cynosure, Inc. develops and markets aesthetic treatment systems that are used by physicians and other practitioners to perform non-invasive and minimally invasive procedures to remove hair, treat vascular and pigmented lesions, rejuvenate the skin, liquefy and remove unwanted fat through laser lipolysis and temporarily reduce the appearance of cellulite. Cynosure’s products include a broad range of laser and other light-based energy sources, including Alexandrite, pulse dye, Nd:YAG and diode lasers, as well as intense pulsed light. Cynosure was founded in 1991. For corporate or product information, contact Cynosure at 800-886-2966, or visit www.cynosure.com.

Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for Cynosure, Inc., including statements about the company’s ability to achieve targeted operating expense savings, and expectations for increased industry demand, as well as other statements containing the words “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the global economy and lending environment and their effects on the aesthetic laser industry, Cynosure’s history of operating losses, its reliance on sole source suppliers, the inability to accurately predict the timing or outcome of regulatory decisions, changes in consumer preferences, competition in the aesthetic laser industry, economic, market, technological and other factors discussed in Cynosure’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are filed with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent Cynosure’s views as of the date of this press

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release. Cynosure anticipates that subsequent events and developments will cause its views to change. However, while Cynosure may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Cynosure’s views as of any date subsequent to the date of this press release.

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Consolidated Statements of Income (Unaudited)

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Revenues	$21,489	$20,813	$40,382	$35,629
Cost of revenues	9,069	8,737	17,162	14,537

Gross profit	12,420	12,076	23,220	21,092

Operating expenses
Selling and marketing	8,645	10,423	17,047	20,953
Research and development	1,848	1,696	3,555	3,437
General and administrative	2,830	4,049	6,063	7,929

Total operating expenses	13,323	16,168	26,665	32,319

Loss from operations	(903)	(4,092)	(3,445)	(11,227)

Interest income, net	45	106	98	371
Other (expense) income, net	(550)	390	(701)	334

Loss before income taxes	(1,408)	(3,596)	(4,048)	(10,522)

Income tax provision (benefit)	69	(1,272)	241	(4,177)

Net loss	$(1,477)	$(2,324)	$(4,289)	$(6,345)

Diluted net loss per share	$(0.12)	$(0.18)	$(0.34)	$(0.50)

Diluted weighted average shares outstanding	12,710	12,711	12,711	12,706

Basic net loss per share	$(0.12)	$(0.18)	$(0.34)	$(0.50)

Basic weighted average shares outstanding	12,710	12,711	12,711	12,706

Condensed Consolidated Balance Sheet (Unaudited)

(In thousands)

	June 30, 2010	December 31, 2009
	(unaudited)
Assets:
Cash, cash equivalents and short-term marketable securities	$88,191	$68,505
Short-term investments and related financial instruments	5,900	18,454
Accounts receivable, net	10,671	11,773
Inventories	19,967	21,815
Prepaid expenses and other current assets	3,343	6,441
Deferred tax asset, current portion	324	160

Total current assets	128,396	127,148
Property and equipment, net	9,014	10,567
Long-term marketable securities	2,013	5,008
Other noncurrent assets	2,140	2,510

Total assets	$141,563	$145,233

Liabilities and stockholders’ equity:
Accounts payable and accrued expenses	$14,498	$14,357
Amounts due to related parties	2,081	1,350
Deferred revenue	3,011	4,269
Capital lease obligations	202	264

Total current liabilities	19,792	20,240

Capital lease obligations, net of current portion	85	171
Deferred revenue, net of current portion	586	620
Other long-term liabilities	325	372

Total stockholders’ equity	120,775	123,830

Total liabilities and stockholders’ equity	$141,563	$145,233